EXHIBIT 9(f)

                               December 21, 1995


Ms. Marjorie G. Hurd
Janus Service Corporation
100 Fillmore Street
Denver, CO 80206


Dear Ms. Hurd:

     Attached is revised Appendix A to the Transfer Agency Agreement dated as of September 27, 1995 (the "Agreement") between Janus Investment Fund (the "Fund") and Janus Service Corporation ("JSC"). Revised Appendix A will be effective as of January 1, 1996. Pursuant to Section 9 of the Agreement, the Fund hereby requests confirmation that JSC will act as transfer agent for each series included on revised Appendix A under the terms of the contract.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Fund and retaining one copy for your records.

                                             JANUS INVESTMENT FUND



                                             /s/ Kelley Abbott Howes
                                             Kelley Abbott Howes, Secretary


JANUS SERVICE CORPORATION


By:  /s/ Marjorie G. Hurd
     Marjorie G. Hurd
     President

Agreed to this 21 day of December, 1995

CC:  Deborah Bielicke
     Steve Goodbarn
     Stephen Stieneker
     David Tucker
     Sue Vreeland


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                                                   Revised as of January 1, 1996


                                   APPENDIX A


     Janus Money Market Fund
     Janus Government Money Market Fund
     Janus Tax-Exempt Money Market Fund
     Janus High-Yield Fund
     Janus Olympus Fund
     Janus Venture Fund
     Janus Fund
     Janus Twenty Fund
     Janus Enterprise Fund
     Janus Mercury Fund
     Janus Overseas Fund
     Janus Worldwide Fund
     Janus Growth and Income Fund
     Janus Balanced Fund
     Janus Flexible Income Fund
     Janus Intermediate Government Securities Fund
     Janus Short-Term Bond Fund
     Janus Federal Tax-Exempt Fund